SOFTWARE LICENSE AGREEMENT

         This Software License Agreement (the "Agreement") is entered into as of March 16, 2000 by and between QueryObject Systems Corporation, a Delaware corporation ("QOS"), and
internetQueryObject Corporation, a Delaware corporation ("IQO"), each with offices at One Expressway Plaza, Suite 208, Roslyn Heights, New York 11577.

         WHEREAS, the parties desire that IQO acquire from QOS the exclusive right to distribute Software for applications related to the management and analysis of data derived from Internet commerce and Internet system management applications, and applications pertaining to the publication and/or distribution and/or access to such analytical data over the Internet, on the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree:

1.       DEFINITIONS

         1.1 "Adjusted Net Sales". Adjusted Net Sales shall mean the invoiced amount of Software sold by IQO, less returns, charges for customs duty, freight and sales taxes, if any, less any applicable reseller discount percentage and less any applicable third party royalties that are payable by either IQO or QOS. For purposes of calculating Adjusted Net Sales, all sales are to be calculated at the then-current list price for the Software, or for Software service bureau use, at the time the order for such Software or service is received.

         1.2 "Confidential Information". Confidential Information shall have the meaning specified therefor in Paragraph 12.1 below.

         1.3 "Documentation". Documentation shall mean the materials supplied by QOS to End Users of the Software.

         1.4 "End User".  End User shall mean a person or entity  that  acquires
the  Software  and   Documentation   only  for  its  internal  data   processing
requirements and not for further distribution.

         1.5 "License Term". License Term shall mean a period of five (5) years, unless earlier terminated as set forth herein.

         1.6 "Notice Address". Notice Address shall mean the address set forth for the parties at the beginning of this Agreement, or such other addresses as a party may hereafter designate to the other party in writing from time to time pursuant to Section 14.8 hereof.

         1.7  "Percentage  Royalties".   Percentage  Royalties  shall  have  the
definition set forth in Section 4.1 hereof.

         1.8 "QOS Trademarks". QOS Trademarks shall have the meaning set forth in Section 6.1 hereof.

         1.9 "Quarterly Report". Quarterly Report shall have the meaning set forth in Section 5.1 hereof.

         1.10 "Security Interest". Security Interest shall have the meaning set forth in Section 2.1(c) hereof.

         1.11 "Software". Software shall mean the Software set forth in Exhibit A attached hereto and shall include all Updates (as defined below) supplied by QOS hereunder, and shall also include IQO Server, a product under development, when released.

         1.12 "Software Copy". Software Copy shall mean a copy of the Software and/or Documentation ordered or acquired by IQO from QOS for distribution pursuant to this Agreement.

         1.13 "Update and Upgrade". Update to Software shall mean any correction, update or other Software modification or addition that provides for the correction or removal of program defects and minor modifications that do not substantially change the basic character or structure of the Software or its functional use or operation. Update shall exclude Upgrades and other improvements of program features that change the basic character or structure of the Software or its functional use or operation. An Update normally is accompanied by a change in the product version number of the tenths digit or less (e.g. a change from 1.00 to 1.01 or to 1.10).

         Upgrade shall mean improvements of program features that change the basic character or structure of the Software or its functional use or operation. An Upgrade is normally accompanied by a change in the product version greater than the tenths digit (e.g. a change from 1.0 to 2.0).

         1.14 "Work". Work shall mean any advertising, promotional or other materials related to the Software or the Documentation, or any item or process related thereto which can be copyrighted.


2.       LICENSE GRANT

         2.1 License. Subject to the terms, conditions, and restrictions of this Agreement, QOS hereby grants to IQO:

                  a. an exclusive license for the License Term to distribute copies of Software on a world-wide basis to organizations and or individuals whose primary purpose is electronic commerce over the Internet, to electronic commerce branches, divisions or subsidiaries of companies with this primary purpose, and to software developers, manufacturers or systems integrators whose primary purpose is to provide management assistance to the electronic commerce industry, for use in or integration with applications related to the management and analysis of data derived from


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

Internet commerce and Internet management applications, and applications related to the publication and/or distribution and/or access of such analytical data over the Internet.

                  b. IQO shall have the right to reproduce the Software or Documentation, and to use, license, distribute, and/or use in a service bureau capacity the Software and Documentation. IQO shall not modify or alter any Software Copy in any fashion. IQO shall not purchase the Software from any party (including its subsidiaries, affiliates or parent) other than QOS.

                  c. As a condition to granting this license, QOS hereby reserves for itself a direct, continuing and first priority security interest ("Security Interest") in the license granted hereunder and all of the Software, Documentation, Work, Software Copies, and QOS Trademarks licensed hereunder, as well as all of the proceeds thereof, including but not limited to any Percentage Royalties, wherever located.

                  This Security Interest secures all obligations, liabilities, debts and indebtedness of any kind, nature or character owed by, or for the benefit of, IQO to QOS, including, but not limited to, all obligations and liabilities arising in connection with the license granted hereunder and the payment of the Percentage Royalties (as further described below) made from time to time by IQO in favor of QOS.

                  IQO hereby authorizes QOS, at IQO's expense, to file such financing statement or statements relating to the subject matter of the Security Interest without IQO's signature thereon as QOS, at its option, may deem appropriate. IQO hereby appoints QOS as IQO's attorney-in-fact, authorizing QOS to execute any such financing statement or statements in IQO's name and to perform all other acts that QOS deems appropriate to perfect and continue the Security Interest and to protect, preserve and realize upon the subject matter of the Security Interest in compliance with and subject to applicable law. A carbon, photographic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.

         2.2 End User  Licensing.  IQO agrees to  distribute  the  Software  and
Documentation to End Users pursuant to an end user agreement in form and substance approved in writing by QOS. Unless and until QOS provides Software with shrink-wrap, on-line, or other self-executing End User licenses, which QOS shall have no obligation to do, IQO shall cause each prospective End User to execute an End User license agreement, which shall contain conditions expressly accepted in writing by QOS, prior to delivering Software or Documentation to that End User and IQO shall retain such signed agreement for the term of the Agreement between IQO and the End User and for three (3) years after the termination or expiration thereof.

         2.3 Distribution; Territory. Subject to the terms and conditions of this Agreement, IQO shall be entitled to distribute Software directly to End Users, as well as to use distributors and other third party intermediaries, throughout the World.

         2.4 No Rights to Source Code. Except as otherwise set forth below, IQO shall have no rights with respect to any Software source code, and agrees not to reverse engineer the Software or to reverse assemble, de-compile, or otherwise attempt to derive the source code from the Software provided to IQO by QOS. IQO is hereby granted the right to modify or otherwise prepare derivative works of the Software or Documentation. All such modifications or derivative works, if any, shall be the sole and exclusive property of QOS. All such derivative works shall be works made for hire, and be the property of QOS from inception. In the event any such derivative work is held not to be a work made for hire, IQO hereby assigns all of its right, title and interest in and to such derivative work to QOS. IQO agrees that it will execute such documents as may be requested by QOS to give effect to the provisions of this paragraph.

         2.5 Ownership. Subject only to the limited rights and licenses expressly granted to IQO in this Agreement, QOS shall retain and own all right, title, and interest in the Software, Documentation and Work, and each copy thereof, and all intellectual property rights with respect thereto. IQO shall place a copyright notice on each and every copy of Software, Documentation and Work that identifies the copyright owner as QOS and states the date of first publication of the Software, Documentation or Work. IQO shall not alter, remove or obscure any copyright or other proprietary notices on or in the Software, Documentation or Work. Whenever requested by QOS, whether during the License Term hereof or thereafter, IQO shall execute such documents or applications as QOS may deem necessary or appropriate to confirm QOS's ownership of all rights in and to the Software, including, without limitation, in the trademarks and copyrights licensed hereunder. All rights not expressly granted to IQO herein are retained by QOS.

         2.6 Reservation of Certain Rights. QOS reserves the right to change the design and/or specifications of the Software at any time without liability to QOS upon sixty (60) days prior written notice to IQO.

         2.7 Escrow of Software. The Software, including, without limitation, all source code, and all Updates and Upgrades thereof or thereto, shall be placed in escrow by QOS within thirty (30) days after the date hereof and maintained in accordance with an Escrow Agreement. The Escrow Agreement shall be among IQO and QOS and a mutually acceptable independent third party that customarily serves as an escrow agent for companies seeking to place software in escrow and will provide that the Software and all Updates and Upgrades thereof or thereto will be released from escrow to IQO in the event of the bankruptcy or dissolution of QOS.


3.       TERMS OF LICENSE

         3.1 License Terms and Conditions. All orders of Software Copies by IQO from QOS during the term of this Agreement shall be governed by the terms and conditions of this Agreement, and nothing contained in any such order shall in any way modify such terms or conditions or add any additional terms or conditions.

         3.2 Best Efforts. During the License Term, IQO shall use its best efforts to exploit the License granted herein throughout the Territory, including, but not limited to, offering for sale Software in a manner designed to maximize the royalties due to QOS and maintaining an inventory of Software adequate to meet IQO's obligations under the Agreement.

         3.3 Exclusive Period. The license granted herein shall be exclusive through December 31, 2005. At such time as the license granted herein becomes non-exclusive, QOS and IQO will use their best efforts to negotiate the terms under which IQO may retain such license on a non-exclusive basis and QOS shall have the right to enter into other non-exclusive license agreements relating to the subject matter of this Agreement with such licensees as it in its sole discretion shall determine.


4.       PAYMENTS AND ROYALTIES

         In consideration of the exclusive rights granted to it herein for the License Term, IQO shall make the following payments to QOS;

         4.1 Percentage Royalties. For calendar years 2000 and 2001, IQO shall pay to QOS a Percentage Royalty as follows: 20% on the first One Million
($1,000,000) Dollars of Adjusted Net Sales, 18% on Adjusted Net Sales between One Million and One ($1,000,001) Dollars and Two Million ($2,000,000) Dollars, 15% on Adjusted Net Sales between Two Million and One ($2,000,001) Dollars and Five Million ($5,000,000) Dollars, and 12% on Adjusted Net Sales over Five Million ($5,000,000) Dollars. QOS and IQO will use their best efforts to renegotiate these royalty rates for calendar years 2002 and beyond. In the event that QOS and IQO are unable to agree on Percentage Royalty rates for the remaining License Term, the Percentage Royalty rates for calendar year 2002 and beyond shall be those set forth above in this Section 4.1 (subject to any necessary adjustments in accordance with Section 3.3 if the license becomes non-exclusive). Percentage Royalties shall be payable on a quarterly basis, no later than the twentieth (20th) day of the month immediately following the quarter in which said sales are made. All Percentage Royalty payments shall be sent to QOS via overnight courier together with the Quarterly Report, as defined below, and shall be paid automatically by IQO without billing therefor by QOS.

         4.2 Reimbursement of Third Party Costs. IQO shall reimburse QOS upon demand for all royalties and license fees payable by QOS to third parties in connection with the licenses granted herein.

         4.3 Maintenance. IQO shall pay to QOS maintenance in an amount equal to twenty five Percent (25%) of all IQO maintenance revenue derived from the licenses granted herein. Such maintenance revenue shall be payable on a quarterly basis, no later than the twentieth (20th) day of the month immediately following each calendar quarter.

5.       REPORTING, ACCOUNTING AND AUDITING

         5.1 Quarterly Reports. No later than the twentieth (20th) day of the month immediately following each calendar quarter during the License Term, IQO shall submit to QOS a written report on a form provided by QOS from time to time, which shall include a written statement of IQO sales during such quarterly period showing the number and type of sales of software, a calculation of the Percentage Royalty due based thereon, and all other information requested by QOS in this Agreement and as may otherwise be requested by QOS from time to time (hereinafter "Quarterly Report"). Each Quarterly Report shall be accompanied by the remittance to QOS of the Percentage Royalties shown to be due on the report subject to Section 4.1, and shall be sent via overnight courier, and shall be certified as correct by the Chief Executive Officer or Chief Financial Officer of IQO or such other officers or employees of IQO as shall be designated by QOS. In the event of an inquiry by QOS regarding any such report, IQO shall comply promptly with QOS's reasonable request for information in the manner requested. Within twenty (20) days after any expiration or termination of this Agreement, IQO shall provide QOS a Quarterly Report for the last whole or partial quarterly period during the License Term.

         5.2 Late Payments. It is specifically understood by IQO that, with respect to royalty payments and accounting statements, time is of the essence and any payment due pursuant to this Agreement that is late shall bear interest from five (5) days after the date upon which payment is due, until remittance thereof to QOS at the prime rate of interest established by Chase Manhattan Bank NA from time to time during said period, plus three percent (3%) per annum. The operation of this clause is without prejudice to any other right or remedy QOS may have pursuant to the terms of this Agreement or applicable law.

         5.3 Payment Default. The acceptance of late payments hereunder, or the acceptance of payment without a Quarterly Report or with an incomplete or incorrect Quarterly Report, or any restrictive endorsement (1) shall not constitute a waiver of timely payments, (2) shall not cure any default that might exist, and (3) shall be without prejudice to any of the rights or remedies that QOS may have hereunder.

                  In the event that a default is declared and the rights of IQO under this Agreement are terminated, all payments required hereunder, including, but not limited to, Percentage Royalties on past sales, shall be immediately due and payable to QOS, in full, plus any interest due thereon at the rate prescribed in subparagraph 5.2 above.

         5.4 Proper Books And Records. IQO shall maintain separate and appropriate books of account or computer records relating to the Software, in accordance with reasonable accounting methods (including, without limitation, a sales journal, sales return journal, cash receipt book, general ledger, and to the extent reasonably available, purchase orders, and shall make accurate entries concerning all transactions relevant to this Agreement. Each piece of Software shall be assigned a unique identification number, which shall be the number utilized to identify such Software in all of IQO's books and records and computer records, and on all sales invoices and related documents. Such books and records of IQO shall at all times during the License Term and for three years (3) thereafter (or in the event of a dispute between the parties hereto, until three (3) years after said dispute is resolved, whichever is later) be kept at IQO's Notice Address. IQO shall not change the address at which such books and records are kept without thirty (30) days prior written notice to QOS.

         5.5 Right to Audit. Upon five (5) business days' notice to IQO, QOS, at its expense (subject to the provisions of this subparagraph 5.5), shall have the right during the License Term and for three (3) years thereafter at any time during regular business hours, not more frequently than twice annually, to have a qualified accountant selected by QOS audit the records of IQO to the extent necessary to verify IQO's statements and payments of Percentage Royalties, including the right to examine, photocopy and make extracts from such records. Such records shall be made available to QOS's accountant at IQO's Notice Address. IQO shall cooperate in a reasonable manner with and assist QOS's accountant for the purpose of facilitating such audit.

                  If, as a result of such audit, QOS's accountant determines that the amount of Percentage Royalties actually due was greater than the amount reported by IQO in any Quarterly Report furnished pursuant to subparagraph 5.1, QOS shall promptly furnish to IQO a copy of the report of its accountant setting forth the amount of the deficiency showing, in reasonable detail, the basis upon which such deficiency was determined. IQO shall promptly remit to QOS a sum equal to such deficiency, together with interest thereon at the rate prescribed in Paragraph 5.2 from the date such Percentage Royalties were due until the date of such remittance. In addition, if the audit reveals underpayment by more than five percent (5%) of the Percentage Royalties in any quarterly period, IQO shall pay to QOS the cost of such audit.

                  If, as a result of such audit, QOS's accountant determines that the amount of Percentage Royalties paid was greater than the amount actually due, such overpayment will be promptly refunded to IQO.

         5.6 Payment Currency. All calculations and payments required under this Agreement shall be in United States Dollars.

         5.7 Separate Account. All royalties payable to QOS hereunder shall be maintained in a separate account by IQO, and IQO acknowledges that all sums collected by IQO on behalf of QOS are deemed to be held in trust for and on behalf of QOS until such time as such sums are paid to QOS in accordance with the provisions herein.

         5.8 Shipping. All Software Copies delivered pursuant to this Agreement shall be suitably packed for shipment in QOS's standard shipping cartons, marked for shipment to IQO's Notice Address or as otherwise specified by IQO, and delivered to IQO or its carrier agent F.O.B. QOS's manufacturing facility, at which time risk of loss shall pass to IQO. Unless otherwise instructed in writing by IQO, QOS shall select the carrier. All freight, insurance, and other shipping expenses, as well as any special packing expense, shall be paid by IQO.

         5.9 Conduct and Compliance with Law. IQO shall at all times refrain from engaging in any illegal, unfair or deceptive trade practices or unethical business practices with respect to the Software or otherwise, and shall comply with all applicable laws, ordinances, rules and regulations, and IQO shall obtain any and all permits, licenses, authorizations, and/or certificates that may be required in any jurisdiction or by any regulatory or administrative agency in connection with its activities hereunder.

6.       USE OF QOS TRADEMARKS

         6.1 Authorized Uses. IQO may use the trademarks, trade names, trade dress, and other marks of QOS as identified on Exhibit D annexed hereto, as it may be amended in writing by QOS from time to time (collectively, the "QOS Trademarks") in connection with the marketing, promotion and advertising of the Software. Such use may be in conjunction with IQO's use of its own marks. Before any such use, IQO will provide to QOS copies of any such materials, and IQO shall make no use of any QOS Trademarks to which QOS reasonably objects. If QOS does not object within ten (10) business days after receipt of materials for review, IQO shall be entitled to use the materials as set forth herein.

         6.2 No Other Use. Except as authorized in this Agreement, IQO shall have no rights with respect to any QOS Trademarks or other QOS products, services, copyrights, or trade dress. IQO shall make no reference to QOS or the Software without the prior written permission of QOS, except as set forth herein.

         6.3 Ownership by QOS. QOS represents and warrants that (i) the QOS Trademarks are valid; (ii) it is the sole and exclusive owner thereof and has the right to authorize the use of the QOS Trademarks by IQO contemplated in this Agreement; and (iii) that the QOS Trademarks are not subject to any lien or security interest, except as created by this Agreement. Any and all good will arising from IQO's use of the QOS Trademarks shall inure solely to the benefit of QOS, and neither during the License Term nor after the termination of this Agreement shall IQO assert any claim to the QOS Trademarks (or any confusingly similar mark) or such good will. IQO shall not take any action that could be detrimental to the good will associated with the QOS Trademarks or with QOS. IQO shall, during the term of this Agreement and after termination hereof, execute such documents as QOS may request from time to time to ensure that all right, title and interest in and to the QOS Trademarks reside with QOS. Without limiting the foregoing, IQO shall not seek to register any QOS Trademarks, or any mark confusingly similar to any QOS Trademarks, in any country or territory. In the event IQO sells or distributes Software in countries in which one (1) or more of the QOS Trademarks has not yet been registered, QOS shall have the right, but not the obligation, to seek registration of the QOS Trademarks in such countries. QOS makes no representation or warranty that the QOS trademarks will be registered or are registered or registrable in such countries, and the failure to obtain or maintain registrations thereof shall not be deemed a breach hereof by QOS.




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

7.       SOFTWARE TRAINING AND SUPPORT

         Exhibit B to this  Agreement  sets forth  details  regarding  training, support and maintenance for the Software, the respective rights and responsibilities of QOS and IQO for such training and support, and any charges to IQO for such training and support. IQO shall only distribute the Software hereunder to End Users that purchase Software support for at least the first year after acquisition ("First Year Support"), in accordance with QOS's customary practices and charges on Software covered under this Agreement. QOS shall not be entitled to any other compensation for any other support or other services provided by QOS to IQO's End Users, except as otherwise expressly agreed in writing by the parties.

8.       TERMINATION

         8.1      Default.

                  (a) This Agreement shall automatically terminate upon delivery of notice of termination by QOS to IQO in the event that IQO (i) fails to use its best efforts to exploit the License in accordance with Section 3.2, and does not correct such failure within ten (10) days after written notice of such failure is delivered to IQO; (ii) makes any transfer of this Agreement or the Software and/or IQO violates Section 13 of this Agreement; (iii) makes any unauthorized use or disclosure of QOS's Confidential Information or makes any unauthorized use or disclosure of the Software or the QOS Trademarks; or (iv) fails to timely pay to QOS amounts due, and does not correct such failure within ten (10) days after written notice of such failure is delivered to IQO.

                  (b) If either party defaults in the performance of any of its material obligations hereunder and if any such default is not corrected within thirty (30) days after it shall have received written notice thereof from the other party (other than for defaults as set forth in Section 8.1(a), above), then the other party, at its option, may, in addition to any other remedies it may have, terminate this Agreement upon the date set forth in such notice.

         8.2 Insolvency. In the event IQO institutes voluntary bankruptcy proceedings (and in recognition of the increased business risk incurred by QOS as a result of such proceedings), then and in such event the Percentage Royalties set forth in Section 4.1 above shall immediately and automatically, without notice or warning from QOS to IQO, increase to twenty five percent (25%) of Adjusted Net Sales. The Percentage Royalties shall also increase to twenty-five percent (25%) of Adjusted Net Sales in the event that bankruptcy proceedings are instituted against IQO involuntarily, provided that IQO shall have sixty (60) days to have such proceedings dismissed or resolved in its favor before such Percentage Royalty rate takes effect. In addition, and without limitation to the preceding, this Agreement may be terminated by either party, on notice, (i) upon the institution by the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of its debts, (ii) upon the institution of such proceedings against the other party, which are not dismissed or otherwise resolved in its favor within sixty (60) days


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

thereafter, (iii) upon the other party's making a general assignment for the benefit of creditors, or (iv)upon the other party's dissolution or ceasing to conduct business in the normal course.

         8.3      Survival.

                  (a) Except as otherwise set forth herein, the parties rights and obligations pursuant to paragraphs 2.5, 4, 5, 8.3, 9, 11, 12, 13 and 14 shall survive any termination or expiration of this Agreement.

                  (b) If this Agreement is terminated or expires, then all payments due to QOS hereunder shall accelerate and become immediately due and payable and all of IQO's rights and licenses with respect to the Software shall immediately terminate, provided that (i) IQO's right to continue to use one copy of the Software and one copy of the related Documentation, in accordance with this Agreement, to support and maintain existing Software customers shall survive; and (ii) IQO shall be entitled to dispose of Software Copies in its inventory in accordance with the terms of this Agreement for which it has paid QOS hereunder. All other copies of the Software and related Documentation in IQO's possession shall be promptly returned to QOS.

9.       INFRINGEMENT INDEMNITY

         9.1 Indemnification of IQO. QOS, at its expense, will defend at its sole cost and expense any action brought against IQO to the extent based on a claim that the Software or Documentation, as supplied by QOS and used as provided for in this Agreement, infringes any patent, copyright or trade secret of any third party. QOS will pay any award against IQO, or settlement entered into on IQO's behalf, based on such infringement only if IQO has notified QOS promptly in writing of the claim, provided reasonable assistance in connection with the defense and/or settlement thereof, and permitted QOS to control the defense and/or settlement thereof. QOS shall have no liability if the alleged infringement is caused by (a) compliance with designs, plans or specifications of IQO; (b) modification of the Software or Documentation by any person other than QOS; (c) the combination of the Software or Documentation with other items, where the unmodified Software or Documentation, or the Software or Documentation alone, would not have given rise to the claim; or (d) distribution of the Software or the Documentation by IQO in the period 30 days after QOS has provided notice to IQO of a potential infringement.

         9.2 Indemnification of QOS. IQO agrees to indemnify and hold QOS harmless against any liability, and any litigation cost or expense (including attorneys' fees), arising out of third party claims against QOS as a result of
(a) IQO's use or distribution of the Software or the Documentation except to the extent that the liability or litigation relates to a claim that the Software or the Documentation, as supplied by QOS and used as provided for in this Agreement, infringes any patent, copyright or trade secret of any third party, or (b) misrepresentations by IQO with respect to the Software or Documentation. QOS shall notify IQO promptly in writing of any such claim, provide reasonable assistance in connection with the defense and/or settlement thereof, and permit IQO to control the defense and/or settlement thereof.

         9.3 QOS Options. In the event of an infringement action against IQO with respect to the Software or Documentation, or in the event QOS believes such a claim is likely, QOS shall be entitled, at its option but without obligation, to (i) appropriately modify the Software and/or Documentation licensed hereunder, or substitute other Software and/or Documentation which, in QOS's good faith opinion, does not infringe any third party intellectual property rights; (ii) obtain a license with respect to the applicable third party intellectual property rights; or (iii) if neither (i) nor (ii) is commercially practicable, terminate this Agreement and IQO's licenses hereunder, which termination shall be without penalty to QOS.

         9.4 Entire Liability. Notwithstanding anything contained in this Agreement, the foregoing states QOS's entire liability for actual or alleged infringement of intellectual property rights and the limit of liability set forth in paragraph 11 shall not apply to this paragraph 9.

         9.5 Infringement by Third Parties. IQO shall immediately notify QOS of any apparent infringement of or challenge to IQO's use of any Software or QOS Trademarks, or claim by any person of any rights in any Software or QOS
Trademarks, and IQO shall not communicate with any person other than QOS and their respective counsel in connection with any such infringement, challenge or claim. QOS shall have sole discretion to take such action as it deems appropriate in connection with the foregoing at its sole cost and expense, and the exclusive right to control any settlement, litigation or other proceeding arising out of any such alleged infringement, challenge or claim, also at its sole cost and expense; provided, however, that if QOS takes no action with respect to the foregoing, IQO may take such action as it deems appropriate at its sole cost and expense. IQO agrees to execute any and all instruments and documents, render such assistance, and do such acts and things as may, in the opinion of QOS's counsel, be necessary or advisable to protect and maintain the interests of QOS in any litigation or other proceeding or to otherwise protect and maintain the interests of QOS in the Software and the QOS Trademarks. In the event that IQO or QOS are awarded damages in any litigation or other proceeding arising out of any infringement, challenge or claim by a third party with respect to IQO's use of any Software or QOS Trademarks, the damages will first be used to reimburse IQO or QOS, as the case may be, for their legal fees and expenses and any remaining amount will be paid to IQO and be deemed Adjusted Net Sales for the purposes of this Agreement.

         9.6 Insurance. Each of the parties shall promptly procure and maintain in full force and effect at all times during the License Term, with a national insurance carrier or carriers reasonably acceptable to the other party, at least Two Million ($2,000,000) Dollars coverage through a commercial general liability policy, including products liability, and at least Three Million ($3,000,000) Dollar umbrella general liability policy that specifically includes any and all risks related to the sale or use of the Software or Documentation, and that identifies the other party hereto, their respective owners, officers, directors, employees, subcontractors, agents and managers as additional insureds.

10.      WARRANTY AND DISCLAIMER

         10.1 Warranty. QOS warrants only that each Software Copy delivered to it by QOS will be free of defects in materials and workmanship. QOS's exclusive obligation and liability, and IQO's sole remedy, arising out of this warranty shall be for QOS to replace defective Software Copies returned to QOS within ninety (90) days after delivery to IQO.

         10.2 Disclaimer. EXCEPT AS SET FORTH IN PARAGRAPH 10.1, QOS PROVIDES NO WARRANTY, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION WITH RESPECT TO THE
SOFTWARE AND DOCUMENTATION AND ANY SERVICES FURNISHED BY QOS TO IQO IN CONNECTION THEREWITH, WHICH ARE PROVIDED "AS IS".

         10.3 IQO. IQO agrees that any and all warranties made to End Users of IQO shall be made only by IQO except for the limited warranty made by QOS in the QOS-supplied End User license agreement. IQO acknowledges and agrees that IQO will make no additional representations or warranties to such End Users concerning QOS, or any representations or warranties by QOS.

11.      LIMITATION OF LIABILITY

         IN NO  EVENT  SHALL  QOS'S  LIABILITY  ARISING  OUT  OF OR  UNDER  THIS
AGREEMENT EXCEED THE AMOUNTS RECEIVED BY QOS FROM IQO HEREUNDER. IN NO EVENT SHALL QOS BE LIABLE FOR COSTS OF SUBSTITUTE PRODUCTS OR SERVICES. IN NO EVENT SHALL QOS BE LIABLE FOR LOST PROFITS, LOST BUSINESS OPPORTUNITIES, COSTS OF RECREATION OF DATA OR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED AND WHETHER BASED ON BREACH OF CONTRACT, BREACH OF WARRANTY, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR ANY OTHER THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT. IQO ACKNOWLEDGES AND AGREES THAT THE PRICE TO IQO IS BASED IN PART UPON THESE LIMITATIONS, AND FURTHER AGREES THAT THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

12.      CONFIDENTIALITY.

         12.1 Confidential Information. As used in this Agreement, the term "Confidential Information" shall mean any information disclosed by one party to the other pursuant to this Agreement orally or which is in written, graphic, machine readable or other tangible form.

         12.2 Confidentiality. Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as set forth herein, and shall use reasonable efforts not to disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties shall use at least the same degree of care which it uses to prevent the disclosure of its own Confidential Information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party's Confidential Information.

         12.3 Exceptions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which the receiving party can prove:

                  (a) was in the public domain at the time it was disclosed or has become in the public domain through no fault of the receiving party;

                  (b) was known to the receiving party, without restriction, at the time of disclosure, as demonstrated by written records in existence at the time of disclosure;

                  (c) is disclosed with the prior written approval of the disclosing party;

                  (d) was independently developed by the receiving party without any use of the Confidential Information;

                  (e) becomes known to the receiving party, without restriction, from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party's rights; or

                  (f) is disclosed generally to third parties by the disclosing party without restrictions similar to those contained in this Agreement.

In addition, the receiving party shall be entitled to disclose the other party's Confidential Information to the extent such disclosure is required by order or requirement of a court, administrative agency, or other governmental body, provided, however, that the receiving party shall provide prompt notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

13.      NON-TRANSFERABILITY OF SOFTWARE, DOCUMENTATION OR WORK

         Neither the Software, the Documentation nor the Work, nor any rights granted thereunder, may be assigned, sublicensed (except as set forth in Section
2.1 (b) above), or transferred by IQO either voluntarily or by operation of law without the written consent of QOS. Any attempted assignment, violative sublicense, or attempted transfer, whether voluntary or by operation of law, shall be void and of no force or effect without the written consent of QOS. A change of control of IQO, or a transfer of all or a controlling portion of the stock of IQO shall be deemed to be an assignment in violation of this provision. Further, any such attempted assignment, violative sublicense or attempted transfer, whether voluntary or by operation of law, shall result in an immediate and automatic increase in the Percentage Royalties payable by IQO to QOS set forth in Section 4.1 above, without notice or warning by IQO to QOS, to twenty five percent (25%) across the whole range of percentage rates set forth in Section 4.1. IQO agrees and acknowledges that a remedy at law for any breach or threatened breach of the provisions of this Section 13 would be inadequate and, therefore, the QOS shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting QOS from pursuing any other rights and remedies available for any such breach or threatened breach.

14.      GENERAL

         14.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York for agreements entered into and to be wholly performed within the State, without reference to conflict of laws principles.

         14.2     Dispute Resolution.

                  (a) Each of the Board of Directors of QOS and IQO has appointed an Intercompany Committee consisting of two (2) people with full authority to review or amend the terms of this Agreement. Any dispute between or among the parties with respect to this Agreement shall be resolved by the Intercompany Committee of QOS and IQO. If the Intercompany Committee of QOS and IQO are unable to resolve the dispute, the dispute will be resolved by a single Arbitrator in New York City in accordance with and pursuant to the then existing commercial arbitration rules of the American Arbitration Association. The determination of the Arbitrator shall be conclusive, final and binding upon the parties. The fees and expenses of the Arbitrator shall be borne equally by QOS and IOS. The Arbitrator shall have full and complete access to all financial statements, records, books of account and other information of QOS and IOS material to its determination. The Arbitrator's award shall be final and binding upon the parties and judgment thereon may be entered in any court of the State of New York having jurisdiction over arbitration proceedings, or in any other court having jurisdiction thereof. The service of any notice, process, motion or other document in connection with an arbitration under this Agreement or for the enforcement of an arbitration award hereunder may be effectuated by either personal service upon a party or by certified or registered mail, return receipt requested.

                  (b) Notwithstanding the foregoing, any actions seeking equitable remedies, including a temporary restraining order and/or preliminary injunctive relief, may be brought by either party in any New York federal or New York state court or other court in the jurisdiction of the alleged violation. Each party hereby irrevocably consents to the jurisdiction of such courts. IQO acknowledges that the unauthorized disclosure, use or copying of the Software, the Documentation or QOS's Confidential Information would result in immediate and irreparable injury to QOS for which no adequate remedy at law will be available. QOS acknowledges that the unauthorized disclosure, use or copying of IQO's Confidential Information would result in immediate and irreparable injury to IQO for which no adequate remedy at law will be available. Accordingly, the parties hereby consent to the entry of injunctive relief prohibiting any such conduct by the other.

The parties expressly agree that the existence of any claims it may have against the other, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by the party of the restrictive covenants set forth in this Agreement. In connection with the above, the parties agree that neither will be required to post a bond to obtain any injunctive relief.

         14.3 Partial Invalidity. If any provision in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect. In such event, the parties shall negotiate, in good faith, a substitute, valid and enforceable provision, which most nearly effects the parties' intent in entering into this Agreement.

         14.4 Independent Contractors. The parties hereto are independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute either party the agent of the other party for any purpose or in any sense whatsoever, or constitute the parties as partners or joint venturers. IQO shall make no representations or warranties on behalf of QOS with respect to the Software or Documentation. Neither party shall have the right to bind the other to any obligations to third parties.

         14.5 Modification. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either party unless the same shall have been mutually assented to in writing by both parties.

         14.6 Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

         14.7 Assignment. This Agreement and the licenses granted hereunder may not be assigned by IQO (whether by transfer, sale of business, merger or by operation of law) except with the express written consent of QOS and any purported assignment not in compliance with the foregoing shall be null and void and of no effect. QOS may assign this Agreement without restriction. QOS shall have the right to terminate this Agreement without any penalty to QOS in the event that IQO seeks to assign this Agreement to, or is merged, purchased, or otherwise acquired by, a competitor of QOS. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assign.

         14.8 Notices. Any notice required or permitted to be given by either party under this Agreement shall be in writing, in English, and shall be personally delivered or sent by commercial courier service (e.g., UPS), or by first class mail (certified or registered), or by Telecopy confirmed by first class mail (registered or certified), to the other party at its address first set forth above, or such new address as may from time to time be supplied hereunder by the parties hereto. If mailed, notices will be deemed effective three (3) business days after deposit, postage prepaid, in the mail.

         14.9 Export Regulations. IQO agrees to comply with all U.S. export regulations in connection with distribution of Software or Documentation or otherwise arising out of this Agreement.

         14.10 Force Majeure. Notwithstanding anything else in this Agreement, and except for the obligation to pay money, no default, delay or failure to perform on the part of either party shall be considered a breach of this Agreement if such default, delay or failure to perform is shown to be due to causes beyond reasonable control of such party, including, but not limited to, causes such as strikes, lockouts or other labor disputes, riots, civil disturbances, actions or in-actions of governmental authorities or suppliers, epidemics, war, embargoes, severe weather, fire, earthquakes, acts of God or the public enemy, nuclear disasters, or default of a common carrier. The party claiming Force Majeure shall give notice (a "Force Majeure Notice") to the other party promptly upon becoming aware of such circumstance, stating the expected duration of such condition. The other party shall be excused from performance to the same extent and for the same period as the party claiming Force Mejeure.

         14.11 No Third Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than QOS and IQO any rights, remedies or other benefits under or by reason of this Agreement.

         14.12 Entire Agreement. The terms and conditions herein contained, including all exhibits hereto, constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. The terms and conditions of the Agreement shall automatically apply to each transaction between the parties contemplated by this Agreement notwithstanding any additional or different terms and conditions of any ordering document or other instrument submitted by IQO, which terms and conditions shall be void and of no effect.


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the date first above written.

QUERYOBJECT SYSTEMS CORPORATION           INTERNETQUERYOBJECT
                                          CORPORATION

By:___________________________________    By:________________________________

Print Name:__________________________     Print Name:__________________________

Title:_______________________________     Title:_______________________________

Date:_______________________________      Date: _______________________________

                                    EXHIBIT A

                                    SOFTWARE


Attach Current Product and Price List. The parties understand that all prices may change upon 30 days written notice from QOS to IQO. All orders received before the expiration of such 30 day period shall be at the original price.

                                    EXHIBIT B

TRAINING, SUPPORT AND MAINTENANCE


TRAINING & MATERIALS

QOS will furnish the IQO with the following:

         1.1 Training. Technical training, Product positioning, Competitive Analysis and Marketing Assistance will be made available to the IQO, at QOS's USA Headquarters. Training will be provided free of charge, for a period of thirty (30) days after the signing of this Agreement. All travel related expenses will be born by the IQO. In the event the IQO requires "On-Site" training, a charge will be levied at QOS's current consultant rates plus associated travel costs.

         1.2 Documentation. A Complete set of technical documentation for all QOS products sold will be provided free of charge.

         1.3 Marketing Materials. Relevant marketing materials will be provided on an ongoing basis i.e. brochures, Promotional CD's, White Papers, Press Extracts, Analyst Reports, etc.

2.       SUPPORT AND MAINTENANCE

         2.1 End User Support. QOS will make available to IQO's End User customers software support and maintenance in accordance with QOS's customary practices and charges.